EXHIBIT 4.10
CONSENT OF EXPERT
     I, Ronald Moran, of Vetrin Mine Planners Ltd. (“Vetrin”), hereby consent to the inclusion and incorporation by reference in this Registration Statement on Form F-8 of Silvercorp Metals Inc. (the “Registration Statement”) of references to and information derived from the technical report entitled “N1 43-101 Technical Report and Pre-Feasibility Study — TLP — LM Silver-Lead Projects, Henan Province, People’s Republic of China” dated November 20, 2008 (the “Incorporated Information”). I also consent to the reference to Vetrin’s name and to Vetrin’s involvement in the preparation of the Incorporated Information in this Registration Statement.
VETRIN MINE PLANNERS, LTD.

/s/ Ronald Moran Name: Ronald Moran
Title: _President
Date: June 15, 2009